July 31, 2001

Frank Savage

Alliance Capital

Management Corporation

1345 Avenue of the Americas

New York, NY 10105

Dear Frank:

This letter sets forth the terms of your Agreement with Alliance Capital Management Corporation (the “Company”) and Alliance Capital Management L.P. (the “Partnership”) in connection with your retirement.

1. Retirement.  Effective as of July 31, 2001 (“Retirement Date”), you shall retire as an employee of the Partnership and shall resign as an officer of the Company and as an officer and director of all divisions and subsidiaries of the Partnership.

You shall continue to serve on the Board of Directors (“Board”) of the Company, subject to the election by the Board and the shareholders as necessary. You shall also continue to serve on the boards of directors of The Nile Growth Company and The Southern Africa Fund  (collectively, the “Funds”), subject in all cases to the election by the boards of directors and shareholders of the Funds as necessary.  For your service to the Company as a director, you shall be paid an annual retainer equal to that paid to independent directors and fees for attending meetings of the Board and Committees thereof on the same basis as independent directors.

2.  Payments/Benefits.  You shall be entitled to any accrued and unpaid compensation in the amount of $6,153.84 earned through the Retirement Date.  A year-end bonus for the period ending December 31, 2001 in the amount of Three Hundred Thousand Dollars ($300,000.00) (less proper federal tax deductions) shall be paid to you at the time the Partnership pays year-end bonuses to its employees.

                On the Retirement Date, you shall return your current automobile to the Partnership. Except as otherwise provided herein, as of the Retirement Date, your participation in and contributions to all welfare, non-qualified and qualified plans of the Partnership and its affiliates shall cease and your rights to a distribution, rollover, form of payment or deferral regarding your account balances shall be determined in accordance with the terms and conditions of the respective plans.  Until the Retirement Date, the Partnership will continue in effect your current medical coverage under its group medical plan(s).  As of the Retirement Date, you will be given the option to continue in effect coverage under the Partnership’s medical plans under the terms and conditions of the applicable plans at your expense.

3.  Expenses.  The Partnership or the Funds, as the case may be, shall reimburse you for expenses that you incur in attending board meetings in accordance with the Partnership’s or the Funds’ policies and procedures applicable to independent directors.

4.  Office and Support Staff.  Until December 31, 2001, at the Partnership’s expense, you shall be entitled to use two small exterior, executive offices at the Partnership’s New York City office and your current secretary, Ms. Eva Evgenis, shall assist you in the performance of your duties.

5.  Acknowledgment. You hereby acknowledge that you have carefully read this Agreement, fully understand and accept all of its provisions and sign it voluntarily of your own free will. You further acknowledge that you have been provided a full opportunity to review and reflect on the terms of this Agreement and to seek the advice of legal counsel of your choice. You acknowledge that you have been given a period of twenty-one (21) days to consider this Agreement before signing it. You may revoke this Agreement within seven (7) days of your signing it.  For such revocation to be effective, written notice must be received by the Company no later than the close of business on the seventh day after you sign this Agreement. If you revoke this Agreement it shall be of no further force and effect.

6.  Release.  (a)  In consideration of the foregoing agreements by the Partnership, you hereby agree to and do fully and completely release, discharge and waive any and all claims, complaints, causes of action, actions, suits, debts, sums of money, contracts, controversies, agreements, promises, or demands of whatever kind, in law or in equity, which you ever had, now have or which you, your heirs, executors or administrators may have against the Partnership and its subsidiaries, affiliates, predecessors, successors and assigns, and each and all of their officers, directors, partners, associates, agents, shareholders and employees by reason of any event, matter, cause or thing which has occurred prior to the date of execution of this Agreement (hereinafter “Claims”). You understand and accept that this Agreement specifically covers, but is not limited to, any and all Claims which you have or may otherwise have against the Partnership relating in any way to compensation, or to any other terms, conditions or circumstances of your employment with the Partnership and to your termination of such employment as contemplated hereby, whether for severance or based on statutory or common law claims for employment discrimination (including any claims under the Age Discrimination in Employment Act), wrongful discharge, breach of contract or any other theory, whether legal or equitable. Notwithstanding the foregoing, in no event shall you be deemed by this paragraph to have released any rights or claims you may have for payments or benefits under this Agreement or to seek indemnification with respect to liability incurred by you in your capacity as an officer or director of the Company, the Partnership or their affiliated entities.

(b)  In exchange for the benefits provided to them under this Agreement, the Partnership, the Company and their subsidiaries, divisions, affiliated entities, predecessors, successors and assigns hereby agree to and do fully and completely release you and your heirs, successors and assigns from any and all claims, causes of action, suits, demands and/or controversies of whatever kind, in law or equity, which has occurred prior to the date of the execution of this Agreement (hereinafter, “Company Claims”) arising out of your former employment with the Company and the Partnership.  The Company Claims that are being released include for example, and without limitation, claims arising under any federal, state, or common law, statute, regulation, or law of any other type.  Furthermore, the releasers herein acknowledge that there are no lawsuits, charges or demands currently pending based on any claim released in this Section and that they promise never to file or prosecute a lawsuit complaint or charge based on the claims released in this Section.  Notwithstanding the foregoing, the Company, the Partnership and their respective affiliates do not waive any rights to which they may be entitled (i) to seek to enforce this Agreement or (ii) pursuant to any Company Claims that are founded upon or directly related to breach of fiduciary duty and/or willful or intentional misconduct in your capacity as a director of the Company or the Funds.

7.  Indemnification; Successors and Assigns.  So long as you continue to be a director of the Company, you shall be an “Indemnified Person” within the meaning of the Agreement of Limited Partnership of the Partnership.  The foregoing indemnity shall not apply to claims by the Company or the Partnership against you that arise under the terms of this Agreement and nothing herein shall require indemnification for any conduct occurring after the termination of your service as a director of the Company.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in your case) and assigns.  Any successor of the Company or the Partnership shall assume the obligations of the Company or the Partnership, as the case may be, under this Agreement and perform any duties and responsibilities in the same manner and to the same extent that the Company or the Partnership would be required to perform if no such succession had taken place.

8.  Entire Agreement.  Effective as of the Retirement Date, all prior agreements relating to your employment by the Partnership and your service as an officer, director, consultant or other independent contractor to the Partnership and each of its affiliates will terminate and be no further force or effect and you hereby waive all rights, benefits, claims and causes of action under those agreements. This Agreement contains the entire understanding with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings, whether written or oral, among you, the Company, the Partnership or any affiliate thereof with respect to the subject matter hereof.

9.  Miscellaneous.  This Agreement may not be altered, modified or amended except by written instrument signed by you, the Company and the Partnership.  This Agreement shall be governed by New York law, without reference to principles of conflicts of law.

10. Counterparts.  This Agreement may be executed in counterparts, each of which shall be binding on the parties and have the full legal effect of the original.

Sincerely,

ALLIANCE CAPITAL MANAGEMENT L.P.

By: ALLIANCE CAPITAL MANAGEMENT
CORPORATION, its General Partner

By:	/s/ Bruce W. Calvert
Bruce W. Calvert
Chief Executive Officer

AGREED TO AND ACCEPTED BY

/s/ Frank Savage
Frank Savage

August 7, 2001
Date